                                                                    EXHIBIT 99.3

                          Consent of Director Nominee

To Corinthian Colleges, Inc.

This will confirm that I have consented to serve as a director of Corinthian Colleges, Inc. (the "Company") effective as of the consummation of the Company's initial public offering (the "Offering") of Common Stock. Pursuant to the requirements of Rule 438 of the Securities Act of 1933, as amended, I hereby consent to the use of my name in the registration statement (and any amendments thereto) filed by the Company with the Securities and Exchange Commission in connection with the Offering.

August 31, 1998.



By: /s/ CAROL D'AMICO
   ---------------------
   Carol D'Amico



                                      -3-